                                                                    EXHIBIT 23.6

                        [Letterhead of Ernst & Young LLP]




                         CONSENT OF INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 25, 1999, in the Registration Statement on Form S-3 and related Prospectus of Charles E. Smith Residential Realty, Inc. for the registration of 2,597,403 shares of its common stock.

      We also consent to the incorporation by reference therein of our report dated May 25, 1999 with respect to the financial statements of 2900 Van Ness Associates for the year ended December 31, 1998 and included in the Form 8-K/A (pages F-15 through F-23) of Charles E. Smith Residential Realty, Inc. dated July 2, 1999, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


      December 16, 1999
      Indianapolis, Indiana